EXHIBIT 10.7










                     HARCOURT GENERAL, INC.

        DEFERRED COMPENSATION AND RETIREMENT INCOME PLAN

                   FOR NON-EMPLOYEE DIRECTORS






                    Effective January 1, 1993




























                     HARCOURT GENERAL, INC.
        DEFERRED COMPENSATION AND RETIREMENT INCOME PLAN
                   FOR NON-EMPLOYEE DIRECTORS

                        Table of Contents


ARTICLE                                                      PAGE


ARTICLE 1.  Introduction . . . . . . . . . . . . . . . . . . .  1
     1.1.  Amendment and restatement . . . . . . . . . . . . .  1
     1.2.  Status of Plan. . . . . . . . . . . . . . . . . . .  1

ARTICLE 2.  Definitions. . . . . . . . . . . . . . . . . . . .  2
     2.1.  "Account" . . . . . . . . . . . . . . . . . . . . .  2
     2.2.  "Board" . . . . . . . . . . . . . . . . . . . . . .  2
     2.3.  "Committee" . . . . . . . . . . . . . . . . . . . .  2
     2.4.  "Common Stock". . . . . . . . . . . . . . . . . . .  2
     2.5.  "Company" . . . . . . . . . . . . . . . . . . . . .  2
     2.6.  "Compensation". . . . . . . . . . . . . . . . . . .  2
     2.7.  "Effective Date". . . . . . . . . . . . . . . . . .  2
     2.8.  "Market Price". . . . . . . . . . . . . . . . . . .  2
     2.9.  "Non-Employee Director" . . . . . . . . . . . . . .  3
     2.10.  "Participant". . . . . . . . . . . . . . . . . . .  3
     2.11.  "Plan" . . . . . . . . . . . . . . . . . . . . . .  3
     2.12.  "Plan Year". . . . . . . . . . . . . . . . . . . .  3
     2.13.  "Prior Plan" . . . . . . . . . . . . . . . . . . .  3
     2.14.  "Retainer" . . . . . . . . . . . . . . . . . . . .  3
     2.15.  "Unforeseen Emergency" . . . . . . . . . . . . . .  3
     2.16.  "Year of Service". . . . . . . . . . . . . . . . .  4

ARTICLE 3.  Participation. . . . . . . . . . . . . . . . . . .  5
     3.1.  Commencement of participation . . . . . . . . . . .  5
     3.2.  Continuation of participation . . . . . . . . . . .  5

ARTICLE 4.  Elective Deferrals . . . . . . . . . . . . . . . .  6
     4.1.  Elective deferrals. . . . . . . . . . . . . . . . .  6
     4.2.  Accounts. . . . . . . . . . . . . . . . . . . . . .  6
     4.3.  Investment equivalent alternatives. . . . . . . . .  7
     4.4.  Time of payment.. . . . . . . . . . . . . . . . . .  9
     4.5.  Form of payment . . . . . . . . . . . . . . . . . . 10
     4.6.  Death prior to payment. . . . . . . . . . . . . . . 10
     4.7.  Unforeseen Emergency. . . . . . . . . . . . . . . . 11

ARTICLE 5.  Retirement Income Benefits . . . . . . . . . . . . 13
     5.1.  Retirement income benefits. . . . . . . . . . . . . 13
     5.2.  Forfeitures . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 6.  Administration . . . . . . . . . . . . . . . . . . 15
     6.1.  Plan administration and interpretation. . . . . . . 15
     6.2.  Powers, duties, procedures, etc.. . . . . . . . . . 15
     6.3.  Information . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 7.  Amendment and Termination. . . . . . . . . . . . . 17
     7.1.  Amendments. . . . . . . . . . . . . . . . . . . . . 17
     7.2.  Termination of Plan . . . . . . . . . . . . . . . . 17
     7.3.  Existing rights . . . . . . . . . . . . . . . . . . 17

ARTICLE 8.  Miscellaneous. . . . . . . . . . . . . . . . . . . 19
     8.1.  No funding. . . . . . . . . . . . . . . . . . . . . 19
     8.2.  Grantor trust . . . . . . . . . . . . . . . . . . . 19
     8.3.  Nonassignability. . . . . . . . . . . . . . . . . . 19
     8.4.  Limitation of Participants' rights. . . . . . . . . 20
     8.5.  Participants bound. . . . . . . . . . . . . . . . . 20
     8.6.  Receipt and release . . . . . . . . . . . . . . . . 20
     8.7.  Notices . . . . . . . . . . . . . . . . . . . . . . 21
     8.8.  Governing law . . . . . . . . . . . . . . . . . . . 21
     8.9.  Headings and subheadings. . . . . . . . . . . . . . 21


                      HARCOURT GENERAL, INC.
        DEFERRED COMPENSATION AND RETIREMENT INCOME PLAN
                   FOR NON-EMPLOYEE DIRECTORS

                           ARTICLE I.
                         Introduction

     A. Amendment and restatement. The Company originally adopted the General Cinema Corporation Deferred Compensation Plan for Non-Employee Directors, effective April 20, 1990, to provide a means by which members of the Board who are not employees of the Company may elect to defer receipt of designated amounts of Compensation earned in that capacity. The Company hereby amends and restates that Plan to make certain clarifications, to provide an additional benefit in the form of retirement income to Non-Employee Directors who satisfy the requirements for such benefits as set forth herein and, coincident with the change in the name of the Company, to rename such Plan the "Harcourt General, Inc. Deferred Compensation and Retirement Income Plan for Non-Employee Directors." This amended and restated Plan shall be effective as of January 1, 1993, except that the amendment and restatement of
Article 4 shall be effective as of May 1, 1991.

     B. Status of Plan. The Plan is intended neither to be a qualified plan within the meaning of I.R.C. section 401(a) nor to constitute a "pension benefit plan" or a "welfare benefit plan" subject to the requirements of the Employee Retirement Income Security Act of 1974. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

                           ARTICLE II.
                           Definitions


     Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

     A. "Account" means, for each Participant, the account maintained for his or her benefit under Section 4.2.

     B.  "Board" means the Board of Directors of the Company.

     C. "Committee" means the Compensation Committee of the Board.

     D. "Common Stock" means the Common Stock, $1.00 par value, of the Company.

     E.  "Company" means Harcourt General, Inc., formerly
General Cinema Corporation, a Delaware corporation, and any successor to all or substantially all of the Company's assets or business which assumes the obligations of the Company.

     F. "Compensation" means the amount of Retainer payable for service on the Board, plus any fees payable for attendance at a meeting, for service as Chair or Vice Chair of the Board, or for service on or as a chair of any committee of the Board, determined without reduction for any elective deferrals under
Article 4.

     G.  "Effective Date" means January 1, 1993, except that
Article 4 shall be effective as of May 1, 1991.

     H. "Market Price" means, as of any date, the mean of the highest and lowest sales prices of the Common Stock on such date (or, if no trading shall have occurred on such date, on the next previous date on which trading shall have occurred), as reported on the New York Stock Exchange Composite Tape.

     I. "Non-Employee Director" means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries.

     J. "Participant" means any Non-Employee Director who participates in the Plan as set forth in Article 3.

     K.  "Plan" means the Harcourt General, Inc. Deferred
Compensation and Retirement Income Plan for Non-Employee
Directors as set forth herein and all subsequent amendments hereto.

     L.  "Plan Year" means the calendar year.

     M.  "Prior Plan" means the General Cinema Corporation
Deferred Compensation Plan for Non-Employee Directors, effective
April 20, 1990.

     N. "Retainer" means the amount of retainer payable for service on the Board, exclusive of any fees payable for attendance at a meeting, for service as Chair or Vice Chair of the Board, or for service on or as a chair of any committee of the Board, and determined without reduction for any elective deferrals under Article 4.

     O. "Unforeseen Emergency" means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in I.R.C. section 152(a)) of the Participant, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

     P. "Year of Service" means a 12-month period of service as a Non-Employee Director, including periods of service before the Effective Date of the Plan.


                          ARTICLE III.
                          Participation

     A.  Commencement of participation.  Each Non-Employee
Director shall become a Participant in this Plan upon the later of (a) the Effective Date or (b) the day on which he or she becomes a Non-Employee Director.

     B. Continuation of participation. An individual who has become a Participant in the Plan shall continue to be a Participant so long as he or she remains a Non-Employee Director, and so long thereafter as any amount is payable to him or her in accordance with Article 4 or 5.


                            ARTICLE IV.
                       Elective Deferrals

     A. Elective deferrals. An individual who is a Non-Employee Director on any November 1 may elect to defer all or a specified portion of his or her Compensation for services to be performed on or after that date by filing a written election with the Committee before such November 1. In addition, an individual may elect before the date he or she becomes a Non-Employee Director, or within thirty (30) days thereafter, to defer all or a specified portion of all Compensation payable to the individual for services to be performed after such deferral election (or, if later, after the date he or she becomes a Non-Employee Director) by filing a written election with the Committee.

     Each deferral election under this Section 4.1 shall be made on a form approved or prescribed by the Committee and shall also specify the time and form of distribution of the amounts deferred and the investment equivalent alternative described in Section
4.3 to be applied to such amounts. Each such election may be revoked or modified, effective for amounts earned on and after any November 1, by an election filed before that November 1, but may not otherwise be revoked or modified except as provided in
Section 4.7 in the event of an Unforeseen Emergency.

     B. Accounts. The Committee shall maintain a bookkeeping account for each Participant reflecting elective deferrals made for the Participant's benefit under Section 4.1, or under the Prior Plan, and interest credited to such elective deferrals in accordance with Section 4.3, together with any adjustments hereunder. Elective deferrals shall be credited to the Account as of the day such amounts become payable to the Participant. As of each February 15th, the Committee shall provide the Participant with a statement of his or her Account as of the end of the preceding Plan Year.

     C. Investment equivalent alternatives. When a Participant elects to make elective deferrals in accordance with Section 4.1, he or she shall also elect whether interest shall be credited to such elective deferrals under the cash-based option or the stock-based option described below.

     (a)  Cash-Based Option:

          Under the cash-based option, elective deferrals shall accrue interest, to be compounded at the end of each fiscal quarter of the Company, at a rate equal to the average of the top rates paid by major New York banks on primary new issues of three-month negotiable certificates of deposit (usually on amounts of $1,000,000 or more) as quoted in the Wall Street Journal on the last business day of the fiscal quarter.

     (b)  Stock-Based Option:

          Under the stock-based option, elective deferrals will be converted hypothetically into Common Stock equivalent units. The number of such units shall be determined by dividing the amount of elective deferrals in each fiscal quarter by the average of the Market Prices of the Common Stock during the last five (5) trading days of such fiscal quarter. Units will be calculated to the nearest thousandth. On each dividend payment date for the Common Stock, dividend equivalents in the form of additional units representing Common Stock will be credited to the Participant's Account equal to (i) the per-share cash dividend divided by the Market Price of Common Stock on the payment date, multiplied by (ii) the number of such units reflected in such Account on the day before the dividend payment date.

          At the end of the period of deferral elected by the Participant, the Common Stock equivalent units will be valued for payment by multiplying the applicable number of units by the average of the Market Prices of Common Stock during the last ten (10) trading days before the date on which the elective deferrals (and interest attributable thereto) are to be paid (or on which payments are to commence).

          If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, appropriate adjustments will be made by the Company in the number of Common Stock equivalent units credited to a Participant's Account.

          D. Time of payment. When a Participant elects to make elective deferrals in accordance with Section 4.1, the Participant shall also elect whether the elective deferrals (including interest attributable thereto) shall be paid, or begin to be paid, (a) at a specified date at least twenty-four months in the future (which date shall be the last day of a fiscal quarter) or (b) upon termination of his or her service as a member of the Board. If alternative (a) under this Section 4.4 is elected, payment will be made or will commence on the date specified. If alternative (b) under this Section 4.4 is elected, payment will be made or will commence at the end of the fiscal quarter in which the Participant's service as a member of the Board terminates. The foregoing election shall be made on a form approved or prescribed by the Committee.

     Payment of a Participant's Account shall be made in accordance with the Participant's elections under this Section
4.4 and Section 4.5. Each Participant's Account shall be reduced by the amount of any payment made to or on behalf of the Participant (including interest paid with respect to such payment) as of the date such payment is made.

     E. Form of payment. When a Participant elects to make elective deferrals in accordance with Section 4.1, the Participant shall also elect whether such elective deferrals (including interest attributable thereto) shall be paid in (a) a lump sum, or (b) a specified number of annual installments (not to exceed 10). Each installment (other than the first) shall accrue interest from the date of the first installment to the date on which such installment is paid, compounded quarterly at a rate equal to the average of the top rates paid by major New York banks on primary new issues of three-month negotiable certificates of deposit (usually on amounts of $1,000,000 or more) as quoted in the Wall Street Journal on the last business day of the fiscal quarter. The foregoing election shall be made on a form approved or prescribed by the Committee.

     F. Death prior to payment. In the event that a Participant dies prior to complete distribution of his or her Account, the balance of his or her Account shall be paid in a single lump sum to the beneficiary or beneficiaries designated by the Participant. If no such beneficiary has been designated or if no designated beneficiary survives the Participant, the balance of such Account shall be paid to the Participant's estate. Payment of such amount shall be made within sixty (60) days from the date of receipt by the office of the Secretary of the Company of notice of the Participant's death. Such designation or designations of beneficiary must be in writing, dated, signed by the Participant and acknowledged before a notary public, and no such designation shall require Company consent.
No beneficiary designation shall be deemed effective unless the same is on file in the office of the Secretary of the Company prior to the death of the Participant. The Company may rely in all cases on the genuineness, accuracy and date of any such beneficiary designation and shall be fully protected in making payment in accordance therewith. Any beneficiary designation filed in the office of the Secretary of the Company prior to the death of the Participant shall be deemed to have revoked all earlier designations, and no beneficiary designation filed after the date of a Participant's death shall be deemed effective.

     G. Unforeseen Emergency. A Participant who has an Unforeseen Emergency may, with the consent of a majority of the disinterested members of the Committee, receive a distribution of that portion of his or her Account as to which interest is being credited under the cash-based option described in Section 4.3(a) and which the Committee determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution, but only to the extent such need is not covered by insurance and cannot reasonably be relieved by the liquidation of the Participant's assets (to the extent that such liquidation would not in itself cause a severe financial hardship) or by cessation of elective deferrals under the Plan.
A Participant who has an Unforeseen Emergency may also cease or reduce future deferrals under the Plan with the consent of a majority of the disinterested members of the Committee. A Participant requesting a distribution, or a cessation or reduction of future deferrals, on account of an Unforeseen Emergency shall apply in writing in a letter submitted to the Committee and shall provide such information as the Committee may require.


                            ARTICLE V.
                   Retirement Income Benefits


     A.  Retirement income benefits.  Except as provided in
Section 5.2, each Participant who has completed ten (10) or more Years of Service shall be entitled upon the termination of his or her service as a member of the Board to receive an annual retirement income benefit equal to the amount of the annual Retainer in effect at the time of such termination of service. Such retirement income benefit shall be payable in quarterly installments which begin as of the last day of the fiscal quarter in which the Participant's service terminates and which continue for a period equal to the Participant's Years of Service (including fractional years), but not beyond the Participant's lifetime. The retirement income payment for the first fiscal quarter shall be deferred to the extent necessary so that the sum of such payment and any Retainer payable for such quarter (and the amount paid for any subsequent quarter) shall not exceed one full quarterly Retainer payment. Any benefit otherwise payable for the fiscal quarter in which the Participant dies shall be multiplied by a fraction equal to that fraction of the fiscal quarter that preceded the Participant's death. Such prorated benefit shall be payable in accordance with the provisions of
Section 4.6 above.  No benefit shall be paid under this Section
5.1 for any fiscal quarter that begins after the Participant's death.

     B. Forfeitures. Notwithstanding any provision of the Plan to the contrary, no retirement income benefit shall be payable under Section 5.1 to a Participant who, while a member of the Board or after ceasing to be a member of the Board, engages in behavior which, in the sole discretion of the Board, casts such discredit on the Participant, the Board or the Company as to justify a forfeiture of retirement income benefits. In addition, in the event a Participant receiving retirement income benefits under Section 5.1 joins the board of directors or becomes an executive officer of a competitor of the Company within three years of the termination of his or her service as a member of the Board, such Participant shall immediately forfeit any remaining retirement income benefits payable to him or her under Section
5.1.  The Board's decision as to the applicability of this
Section 5.2 in any case shall be conclusive and binding on all persons.


                           ARTICLE VI.
                         Administration

     A. Plan administration and interpretation. The Plan shall be administered by the Committee which may appoint persons to assist in the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant or other person having or claiming to have any interest under the Plan. The Committee shall have the exclusive power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

     B. Powers, duties, procedures, etc. The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties as it deems necessary or advisable for the administration of the Plan.

     C. Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the service of Participants as a member of the Board and such other pertinent facts as the Committee may require.


                           ARTICLE VII.
                    Amendment and Termination

     A. Amendments. The Board shall have the right to amend this Plan from time to time, subject to Section 7.3, by an instrument in writing approved by the Board and executed on the Company's behalf by a duly authorized officer.

     B. Termination of Plan. The Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant or a consideration for, or an inducement or condition of, the performance of services by any Participant as a member of the Board. The Board reserves the right to terminate this Plan at any time, subject to Section 7.3, by an instrument in writing approved by the Board and executed on the Company's behalf by a duly authorized officer. Upon termination of the Plan, no further benefits shall accrue on behalf of any individual then a Participant, nor shall any individual not a Participant as of the date of termination be eligible to become a Participant thereafter.

     C. Existing rights. No amendment or termination of the Plan shall reduce:

          (a) any benefits payable to (or in respect of) a Participant who has ceased to be a member of the Board, or
          (b) any benefits to which a current Board member would have been entitled, currently or in the future, in the event his or her service as a Board member had terminated on the date of such amendment or termination.

                           ARTICLE VIII.
                          Miscellaneous

     A. No funding. Nothing in the Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company or of any other person. The Plan constitutes a mere promise by the Company to make benefit payments in the future, and is intended to be unfunded for tax purposes. Any benefits which become payable hereunder shall be paid from the general assets of the Company, and the rights of any Participant or of his or her estate or beneficiary shall be those of an unsecured general creditor.

     B. Grantor trust. The Company in its sole discretion may establish a trust (a "grantor trust") of which it is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code to provide for the payment of benefits hereunder, subject to the claims of the Company's general creditors in the event of insolvency, and subject to such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in the income of trust beneficiaries prior to their actual distribution.

     C. Nonassignability. None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of the Participant or his or her beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, sell, transfer, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

     D. Limitation of Participants' rights. Participation in the Plan shall not give any Participant the right to be retained as a member of the Board or any right or interest in the Plan other than as herein provided.

     E. Participants bound. Any action with respect to this Plan taken by the Committee, the Board or the Company or any action authorized by or taken at the direction of the Committee, the Board or the Company shall be conclusive upon all Participants entitled to benefits under the Plan.

     F. Receipt and release. Any payment to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Board and the Committee under the Plan, and the Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant is determined by the Committee to be incompetent by reason of physical or mental disability to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Board or the Company to follow the application of such funds.

     G. Notices. All notices and elections to be delivered hereunder shall be delivered to the attention of the Secretary of the Company.

     H. Governing law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     I. Headings and subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, Harcourt General, Inc. has caused this
Plan to be executed by its duly authorized officer this ______ day of _______________, 1993.


                              HARCOURT GENERAL, INC.



                              By: s/